ITEM 6. (A)

                                   EXHIBIT 11

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
             (DOLLARS IN THOUSANDS, EXCEPT FOR NET INCOME PER SHARE)


                                               THREE MONTHS ENDED
                                                    MARCH  31,
                                               ------------------
                                                 2001      2000
                                               --------  --------
Net income                                     $  8,404  $  6,360
Less:  Preferred stock dividend                      41        42
                                               --------  --------
Net income applicable to common stock          $  8,363  $  6,318

Weighted average common shares outstanding      936,158   938,902

Net Income per common share-basic and diluted  $   8.93  $   6.73


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